Exhibit 99.1

COMSovereign Acquires Sky Sapience, Expanding Tethered Drone Product Portfolio for Commercial Communications, Defense and National Security Markets

- Sky Sapience’s HoverMast Tethered Aerial Platforms Currently Fielded for Border Security and ISR in Israel and Other International Markets –

DALLAS, TX – March 1, 2021 – COMSovereign Holding Corp. (NASDAQ: COMS) (“COMSovereign” or “Company”), a U.S.-based developer of 4G LTE Advanced and 5G Communication Systems and Solutions, today announced the acquisition of Israel-based Sky Sapience, a top developer of fielded tethered aerial rotorcraft platforms for defense, homeland security and commercial markets. The total purchase price was approximately $12.7 million, consisting of $2.7 million in cash and 2.55 million shares of common stock.

Transaction Highlights

●	Acquisition delivers installed base of global customers including Israeli security forces
●	Aerial National Security platform offerings for government customers including U.S. Department of Homeland Security (DHS) and Department of Defense (DOD)
●	Innovative technologies including a fiber optic tether which enables secure, high-capacity communications including support for commercial 4G and 5G wireless networks
●	Domestic production in U.S. and in Israel to support current clients while expanding global market reach to customers seeking state-of-the-art Surveillance and Reconnaissance (ISR) capabilities or looking to rapidly deploy commercial 4G or 5G networks

Since its founding in 2010, Sky Sapience’s tethered hovering technology has provided long-duration, mobile and all-weather Intelligence, Surveillance and Reconnaissance (“ISR”) capabilities to customers worldwide for both land and marine based applications. Sky Sapience’s flagship HoverMast-line of quadrotor tethered drones feature uninterruptible ground-based power, fiber optic communications for cyber immunity, and the ability to operate in GPS denied environments, delivering dramatically improved situational awareness and communications capabilities to users. The HoverMast is utilized in Israel for various applications and is also deployed in several international markets.

“The benefits of tethered aerial platforms in providing critical communications during emergencies or enhanced security and situational awareness through 24x7 aerial monitoring of critical infrastructure and along national borders, is well known. That is why Sky Sapience has built a significant backlog and business pipeline for the HoverMast which we believe can also be a perfect solution for many immediate unmet needs in DHS and DOD here in the United States as well,” said Chairman and CEO of COMSovereign Holding Corp., Dan Hodges. “Furthermore, Sky Sapience’s unique fiber optic tether technology will allow us to implement full 4G or 5G airborne networks simultaneously with advanced surveillance payloads in a single solution, a significant competitive differentiator, bringing valuable new synergies to our aerial platform business.

“Sky Sapience’s tethered hovering technology is an ideal complement to COMSovereign’s aerial platform business, extending its capabilities for applications ranging from airborne wireless cellular networks to providing enhanced security on national borders where the HoverMast is already deployed by customers. We look forward to joining COMSovereign and to quickly integrate our technologies so that we can meet the evolving requirements of government, military and commercial end users for rapidly deployable, communications and aerial monitoring solutions,” said Gabriel Shachor, CEO and Founder, Sky Sapience.

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign has become a U.S.-based communications provider able to provide 4G LTE Advanced and 5G-NR telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com.

About Sky Sapience

Sky Sapience is the leading provider of tethered hovering platforms which are field proven worldwide. The company was founded on vast military, business and engineering experience. Its dedicated team members are experts in the fields of aeronautics, robotics, computer programming, electronics and business management. The company’s flagship product series, the HoverMast tethered hovering platform, offers an exceptional size-to-payload ratio, visibility, durability and stability in all weather and light conditions. The HoverMast serves leading organizations in military and homeland security settings, as well as in enterprise and commercial environments worldwide.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company’s products and services, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
COMS@mzgroup.us
www.mzgroup.us

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net